Exhibit 10.2

THOMMESSEN

ADDENDUM NO 1

to the

Multi-Currency Revolving Credit Facility Agreement
dated 27 December 2012

This Addendum No 1 (the "Addendum No 1") is made onto Suite' 2013 between:

1)	Gulfmark Rederi AS, of Strandgata 5, 4307 Sandnes, Norway, company registration number 979 212 658, as borrower (the "Borrower");

2)	The banks and financial institutions listed in Schedule 1 to the Agreement (as defined below), the "Lenders";

3)	DNB Bank ASA, of Lars Hines gate 30, N-5020 Bergen, Norway, organisation number 984 851 006, as bookrunner, facility and syndication agent (the "Agent"); and

4)	DNB Bank ASA, of Lars Hilles gate 30, N-5020 Bergen, Norway, organisation number 984 851 006, as mandated lead arranger (the "Arranger").

(All the above mentioned are hereinafter also referred to as the "Parties"). WHEREAS:

A.

The Parties have entered into a Multi-Currency Revolving Credit Facility Agreement dated 27 December 2012 whereby the Lenders agreed to make available to the Borrower a loan facility in the aggregate amount of up to NOK 600,000,000 (the "Agreement").

B.

The Borrower has requested that certain amendments are made to the financial covenants as set out in the Agreement. The Agent (on behalf of the Lenders) has consented to such amendments on the terms set out in this Addendum No 1;

NOW IT IS HEREBY AGREED AS FOLLOWS:

1     DEFINITIONS

In this Addendum No 1, unless the context otherwise requires, terms defined in the Agreement shall bear the same meaning when used herein and in the preamble hereto. In addition, the Agreement means the Agreement as supplemented and amended by this Addendum No 1.

"Effective Date"     means the date on which the Conditions Precedent set out in Clause 4 have been satisfied.

2     AMENDMENTS TO THE AGREEMENT

With effect from the Effective Date of this Addendum No 1, the Agreement shall be amended in the following respect:

2.1     Definition

The Parties agree that the definition of "Compliance Certificate" as defined in Clause 1 (Definitions and Interpretation) of the Agreement shall be amended to read as follows:

"Compliance Certificate" means a certificate substantially in the form as set out in Schedule 1 to the Addendum No 1 (Form of Compliance Certificate).

2.2     Financial Covenants

The Parties agree that Clause 20 (Financial Covenants) of the Agreement shall be amended in certain aspects.

2.2.1     Total Debt to EBITDA

The Parties agree that Clause 20.2 (Total Debt to EBITDA - Parent Guarantor) of the Agreement shall be substituted and is to read as follows:

20.2     Leverage Ratio - Parent Guarantor

20.2.1 Definitions

For the purpose of this Clause 20.2, the following definitions shall apply:

"Capitalised Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any Capitalised Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP

"Consolidated Net Income" means, for any period, the net income (loss) of the Parent and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that (a) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or other distributions actually paid in cash to the Parent or any Subsidiary during such period, (b) the net loss of any such Person will be included only to the extent such loss is funded in cash by the Parent or a Subsidiary during such period and (c) the income or loss of any Person will be excluded to the extent such income or loss is accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent or any Subsidiary or the date that such Person's assets are acquired by the Parent or any Subsidiary.

"Consolidated Adjusted EBITDA" means, for any period, the Consolidated Net Income (or Consolidated Net Income Before Extraordinary Items and/or Consolidated Net Income Before Discontinued Operations, if either or both are presented) for such period, without duplication:

a)     plus consolidated provision for tax expenses;

b)     plus consolidated depreciation and amortization;

c)     plus consolidated interest expense;

d)	plus impairment charges to the extent included in the income statement and separately stated in the statement of cash flows as a reconciling item from net income to cash flows from operations (including with respect to fixed assets or goodwill or other intangibles);

e)

plus any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, to the extent included in the income statement and separately stated in the statement of cash flows as a reconciling item from net income to cash flows from operations;

f)	less consolidated interest income;

g)

plus (less) the non-cash portion of losses (gains) on disposals, to the extent included in the income statement if separately stated in the operating and investing sections of the statement of cash flows as a net reduction or increase in cash flow;

h)	plus or minus non cash income or losses in relation to hedging activities.

For the purposes of calculating Consolidated Adjusted EBITDA for any period of four consecutive fiscal quarters (each, a "Reference Period"), (i) if at any time during such Reference Period (and after the date of this Agreement) the Parent or any of its Subsidiaries shall have made any Material Disposition, the Consolidated Adjusted EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period (and after the Agreement Date) the Parent or any of its Subsidiaries shall have made a Material Acquisition, Consolidated Adjusted EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X as promulgated by the SEC or in such other manner acceptable to the Agent as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, "Material Acquisition" means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of the productive assets an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Parent or any of its Subsidiaries in excess of $10,000,000.00; and "Material Disposition" means any disposition of property or series of related dispositions of property that (x) constitutes assets comprising all or substantially all of the productive assets an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Parent or any of its Subsidiaries in excess of $10,000,000.00.

"Discontinuing Operation" means a relatively large component of the Parent on a consolidated basis - such as a business or geographical segment under IAS 14 Segment Reporting - that the Parent on a consolidated basis, pursuant to a single plan, either is disposing of substantially in its entirety or is terminating through abandonment or piecemeal sale. A restructuring, transaction or event that does not meet the definition of a discontinuing operation should not be called a Discontinuing Operation.

"Financial Indebtedness" of any Person means, on any date, without duplication,

a)	all obligations of such Person for borrowed money or with respect to deposits or advances of any kind,

b)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

c)

all obligations of such Person under conditional sale agreements relating to property acquired by such Person reflected as a liability on a balance sheet of such Person in accordance with GAAP (or, if no such balance sheet of such Person has been prepared as of such date, as would be reflected as a liability on such balance sheet in accordance with GAAP

d)

all obligations of such Person in respect of the deferred purchase price of property or services (excluding i) current accounts payable incurred in the ordinary course of business and ii) any earn out obligation reflected as a liability on the balance sheet of such Person has been prepared as of such date, as would be reflected as a liability on sunch balance sheet in accordance with GAAP))

e)

all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or accuired by such Person, whether or not the Indebtedness secured thereby has been assumed,

f)	all guarantees by such Person of borrowed money of other Persons,

g)	all Capitalised Lease Obligations of such Person,

h)	all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty,

i)

all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and all obligations of such Person under Hedging Agreements or agreements with any Person having substantially the same economic effect, after giving effect to applicable netting arrangements.

The Financial Indebtedness of any Person shall include the Financial Indebtedness of any other entity (including ay partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Financial Indebtedness provide that such Person is liable thereof. The amount of any obligation under Hedging Agreements or agreements with any Person having substantially the same economic effect on any date shall be deemed to be the swap termination value thereof as of such date. The amount of Financial Indebtedness of any Person for purposes of clause e) shall be deemed to be equal to the lesser of i) the aggregate unpaid amount of such Financial Indebtedness and ii) the fair market value of the property encumbered thereby

"Financial Quarter" means the period commencing on the day after one quarter date and ending on the next quarter date.

"GAAP" means those principles and practices which are recognised as such by the Financial Accounting Standards Board of the United States of America.

"Hedging Agreement" means any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions)

"Leverage Ratio" means on any date, the ratio of:

a)     Total Indebtedness as of such date minus the amount of cash held by or on account for the

Parent and its consolidated subsidiaries on such date, excluding:

i)	cash subject to any Security; and

ii)	cash subject to any other contractual restriction specifically requiring the application thereof or the proceeds thereof to a particular use other than the repayment of Financial Indebtedness; and

iii)	Minimum Operational Cash, to

b)     Consolidated Adjusted EBITDA for the most recently ended four consecutive Financial Quarters of the Parent.

"Minimum Operational Cash" means USD 35.000.000

"Net Income Before Extraordinary Items" means net income before adjusting for extraordinary items, such as; accounting changes, extraordinary items and taxes on extraordinary items.

"Net Income Before Discontinued Operations" means net income before adjusting for Discontinued Operations.

"Parent" means the Parent Guarantor as defined in this Agreement. "Person" means "person" as defined in this Agreement. "SEC" means then U.S. Security and Exchange Commission

"Security" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect.

"Subsidiaries" means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Parent in the Parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interest representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled by the Parent or one or more Subsidiaries of the Parent or by the Parent and one or more Subsidiaries of the Parent.

"Total Indebtedness" means, as of any date, the aggregate principal amount of Financial Indebtedness of the Parent and its Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP and which would be reflected as long-term debt or short-term debt on a consolidated balance sheet of the Parent in accordance with GAAP if such balance sheet were prepared on such date. Total Indebtedness shall in all cases be calculated without giving effect to Accounting Standards Codification 815.

20.2.2 Leverage Ratio

The Leverage Ratio of the Parent Guarantor on a consolidated basis shall at all times during a given period be maximum;

Period	Maximum Leverage Ratio
From 1 January 2013 to 31 December 2013	5.00 :	1.00
From 1 January 2014 to 30 June 2014	4.00 :	1.00
From 1 July 2014 to 31 December 2014	3.50 :	1.00
From 1 January 2015 to 31 December 2015	2.75 :	1.00
From 1 January 2016 to Final Maturity	2.50 :	1.00

2.3     Event of Default

The Parties agree that an Event of Default (as defined) may occur if, and only if, there are any outstanding amounts under the Agreement or the other Finance Documents.

3     CONTINUED FORCE AND EFFECT

Except as set out in this Addendum No. 1, the Agreement shall continue in full force and effect and the Agreement and this Addendum No. 1 shall be read and construed as one instrument.

4     CONDITIONS PRECEDENTS

As a condition precedent for the amendment to the Agreement set forth in this Addendum No 1 coming into effect, the Borrower shall deliver to the Agent (on behalf of the Lenders) the following documents or evidence of facts (as the case may be) in form and content satisfactory to the Agent (on behalf of the Lenders):

a)	This Addendum No 1 duly signed;

b)

Resolutions passed at a board meeting of the Borrower evidencing the approval of the terms of this Addendum No 1, and the authorisation of its appropriate officer or officers or other representatives to execute this Addendum No 1; and

c)	such other documents as the Agent in its sole discretion may require.

5     GOVERNING LAW AND JURISDICTION

This Addendum No 1 shall be governed by and construed in accordance with Norwegian Law, and Clause 31 of the Agreement applies to this Addendum No 1 and any disputes that may arise in relation hereto.

This Addendum No 1 has been executed in two copies, one copy to each of the Parties hereto.

SIGNATORIES

Borrower:

Gulfmark Rederi AS

By:	/s/ Nicholas Brien-Lie
Name:	Nichola Brien-Lie
Title:	Director

Lenders, Arranger and Agent:

for DNB Bank ASA

By:	/s/ Thomas Nordahl
Name:	Thomas Nordahl
Title:	Senior Vice President

By:	/s/ Lilli-Ann Hagen
Name:	Lilli-Ann Hagen
Title:	Senior Vice President

The contents of this Addendum No 1 Is duly acknowledged and agreed. Furthermore we confirm as Parent Guarantor, that the Parent Guarantee shall remain In full force and effect.

Guarantor

Gulfmark Offshore Inc.

By:	/s/ Quintin Kneen
Name:	Quintin Kneen
Title:

SCHEDULE 1

FORM OF COMPLIANCE CERTIFICATE

To:     DNB BANK ASA, as Agent

           Shipping Offshore & Logistics, Bergen

From: Gulfmark Rederi AS, as Borrower

Date:  [•] [To be delivered no later than one hundred and fifty (150)/sixty (60) days after each reporting date

GULFMARK REDERI AS — NOK 600,000,000 SECURED REVOLVING CREDIT FACILITY AGREEMENT DATED 27 DECEMBER 2012 (THE "AGREEMENT")

We refer to the Agreement (as amended). Terms defined in the Agreement (as amended) have their defined meanings when used in this Compliance Certificate.

We hereby represent and warrant that at the date of this Compliance Certificate, we are in compliance with Clause 20 (Financial covenants) of the Agreement and that no Event of Default has occurred and that the representations and warranties contained in Clause 18 of the Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at this date.

Without limiting the generality of paragraph 1 above, we hereby further represent and warrant as follows:

A)     CLAUSE 20.1 — INTEREST COVERAGE

REQUIREMENT:[EBITDA : Interest Expense] > [2.25 : 1.00]
EBITDA:	USD [ ]
Interest Expense:	USD [ ]
EBITDA : Interest Expense:	[ ]:[ ]
COMPLIANCE	[YES] [NO]

B)      CLAUSE 20.2 — LEVERAGE RATIO — PARENT GUARANTOR

Leverage Ratio	[ ]:[ 1:00 ]
COMPLIANCE	[YES] [NO]

C)      CLAUSE 20.3 — MINIMUM BOOK EQUITY RATIO

REQUIREMENT: [(Book Equity / Total Assets) X 100] > 35%
Book Equity	USD [ ]
Total Assets	USD [ ]
[(Book Equity / Total Assets) X 100]	[ ]%
COMPLIANCE	[YES] [NO)

Our latest financial statements are attached hereto.

CLAUSE 22.1.2 — FLEET MARKET VALUE OF VESSELS

REQUIREMENT: ((Fleet Market Value /Aggregate Loans) X 100] > 140%
Fleet Market Value	NOK [ ]
Aggregate Loans	Calculate in NOK [ ]
[(Fleet Market Value /Aggregate Loans) x100]	[ ]%
COMPLIANCE	[YES] [NO]

Evidence of the Market Value of each Vessel is attached hereto.

This Compliance Certificate shall be governed by and construed in accordance with Norwegian law.

Yours sincerely

for and on behalf of

GULFMARK REDERI AS

By:
Name:
Title:	[authorised officer]

Yours sincerely

for and on behalf of

GULFMARK OFFSHORE INC.

By:
Name:
Title:	[authorised officer]